EXHIBIT 99.1

Dr. Jean Bennett and George Migausky Join REGENXBIO Board of Directors

•	Renowned gene therapy pioneer and biotechnology executive bring extensive R&D leadership and financial and operational expertise to the Board

ROCKVILLE, Md., September 7, 2021 — REGENXBIO Inc. (Nasdaq: RGNX) today announced the appointment of Jean Bennett, M.D., Ph.D., and George Migausky to its Board of Directors, effective September 3, 2021. Dr. Bennett, a leading molecular genetics researcher, is the F.M. Kirby Emeritus Professor of Ophthalmology at the Perelman School of Medicine and previously served as director of the Center for Advanced Retinal and Ocular Therapeutics (CAROT) at the University of Pennsylvania. She will serve as a member of REGENXBIO’s Nominating and Corporate Governance Committee. Mr. Migausky brings more than 30 years of public company leadership and senior financial management experience. He will serve as a member of REGENXBIO’s Audit Committee.

“Jean is a renowned and dynamic researcher who has made significant contributions to gene therapy translational studies throughout her career. She was a pioneer in the development of the first FDA-approved gene therapy product, Luxturna®, and continues to collaborate with experts in the field. Her deep expertise, particularly in the field of retinal gene therapy, will make her an invaluable addition to our Board,” said Allan Fox, Chairman of REGENXBIO’s Board of Directors. “George has significant leadership experience and brings substantial financial management, operational, and business development knowledge and expertise to our Board, including in the field of AAV gene therapy. We look forward to partnering with George and benefiting from the valuable perspective and guidance that he will bring to our Board as we advance our potential one-time gene therapies.”

“REGENXBIO is a leader in the development of gene therapies across a broad range of diseases,” said Dr. Bennett. “I am pleased to join the Board at this important time for the company as it advances numerous clinical programs, including the pivotal program for RGX-314, its lead product candidate, for the treatment of wet age-related macular degeneration and the Phase II trial of RGX-314 for the treatment of diabetic retinopathy. I look forward to collaborating with the Board and executive management as we seek to bring important gene therapies to patients.”

“I am honored to join the REGENXBIO Board of Directors during this exciting time of important growth for the company,” said Mr. Migausky. “REGENXBIO offers an exciting opportunity to be part of an experienced leadership team advancing an impressive pipeline of innovative new gene therapies with the potential to make a truly meaningful impact for patients.”

In addition to Dr. Bennett’s positions at the University of Pennsylvania, she has been an Investigator at the Center for Cellular and Molecular Therapeutics at The Children’s Hospital of Philadelphia (CHOP) for more than a decade. She also co-founded life science companies Spark Therapeutics (acquired by Roche), GenSight Biologics and Limelight Bio. Prior to the University of Pennsylvania, Dr. Bennett worked as an academic instructor at the Johns Hopkins University School of Medicine. In more than 25 years of academic research, Dr. Bennett has published or contributed to more than 120 peer-reviewed publications on gene therapy, including her pioneering work on gene therapy delivery of RPE65, which was foundational to the approval of Luxturna®. Dr. Bennett received her Ph.D. in Zoology and Cell Biology from the University of California, Berkley, and obtained an M.D. from Harvard University. She also completed postdoctoral fellowships in Radiobiology and Environmental Health at the University of California, San Francisco, Human Genetics at Yale School of Medicine and Development Genetics at the Johns Hopkins University School of Medicine. She received her B.S. in Biology from Yale University.

Mr. Migausky currently serves on the Board of Directors of Immunovant, Inc. He previously served as interim Chief Financial Officer for Ocular Therapeutix, Inc. and as Executive Vice President and Chief Financial Officer of Dyax Corp., a position he held from 2008 through the company’s acquisition by Shire in 2016. Earlier, he served as Chief Financial Officer of Wellstat Management Company and as Chief Financial Officer of IGEN International and BioVeris Corporation from 1986 through their acquisitions by F. Hoffman LaRoche in 2004 and 2007, respectively. Additionally, Mr. Migausky has served as a director at Hyperion Catalysis International since 2008 and as a trustee at the Massachusetts Eye and Ear Institute since 2015. He previously served as a director at Dimension Therapeutics, Inc. Mr. Migausky obtained a B.S. from Boston College and an M.B.A. in Finance from Babson College.

REGENXBIO also announced that Luke M. Beshar has resigned from its Board of Directors, effective September 3, 2021.

Mr. Fox continued, “As we welcome both Jean and George to the Board, we also extend our gratitude to Luke for his service to the Company. He has been a tremendous resource to REGENXBIO through our growth as a public company.”

About REGENXBIO Inc.

REGENXBIO is a leading clinical-stage biotechnology company seeking to improve lives through the curative potential of gene therapy. REGENXBIO’s NAV® Technology Platform, a proprietary adeno-associated virus (AAV) gene delivery platform, consists of exclusive rights to more than 100 novel AAV vectors, including AAV7, AAV8, AAV9 and AAVrh10. REGENXBIO and its third-party NAV Technology Platform Licensees are applying the NAV Technology Platform in the development of a broad pipeline of candidates in multiple therapeutic areas.

Luxturna® is a registered trademark of Spark Therapeutics, Inc. All other trademarks referenced herein are registered trademarks of REGENXBIO.

Contacts:

Tricia Truehart

Investor Relations and Corporate Communications

347-926-7709

ttruehart@regenxbio.com

Investors:

Brendan Burns, 212-600-1902

brendan@argotpartners.com

Media:

David Rosen, 212-600-1902

david.rosen@argotpartners.com